UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2010 (June 25, 2010)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:	Other Events

As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Total Realty Trust Inc. and its consolidated subsidiaries and partnerships, except where the context otherwise requires.

Sale of Goodyear Portfolio

We previously disclosed certain acquisitions of real property as set forth in Item 2.01 on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2010. This Form 8-K contained certain disclosures related to our acquisition of a portfolio of 32 office and industrial properties, or interests therein, aggregating 11.3 million net rentable square feet (the “National Office and Industrial Portfolio”).

Subsequent to our acquisition of the National Office and Industrial Portfolio, we sold a portfolio of six properties included in the National Office and Industrial Portfolio that were all leased to one tenant, Goodyear Tire and Rubber Company (the “Goodyear Portfolio”). We sold the Goodyear Portfolio for approximately $172.5 million (which equaled our allocated purchase price amount) and used those proceeds to repay approximately $169.1 million of outstanding borrowings that had been used to partially finance our acquisition of the National Office and Industrial Portfolio. In addition, we have subsequently repaid approximately $50.0 million in other outstanding borrowings that were also used to partially finance our acquisition of the National Office and Industrial Portfolio. After consideration of these repayments, total borrowings incurred to partially finance our acquisition of the National Office and Industrial Portfolio were approximately $639.5 million at a weighted average interest rate of approximately 5.23%.

Item 9.01.	Financial Statements and Exhibits.

The aforementioned Form 8-K was filed without the requisite financial information. Accordingly, pursuant to Item 9.01 of Form 8-K, we are filing this Form 8-K/A to include such financial information. Such information shall be read in conjunction with the descriptions of the transaction contained in the aforementioned Form 8-K, which descriptions are incorporated herein by reference. Included in the National Office and Industrial Portfolio are 26 properties that are each subject to a net lease with a single tenant whereby the tenant is responsible for all the operating costs of the property including, real estate taxes, insurance, maintenance and repair and other operating expenses pursuant to the relevant lease agreement (the “National Office and Industrial Portfolio Triple Net Properties”). The tenants of the National Office and Industrial Portfolio Triple Net Properties are public registrants with the SEC and, as such, have audited financial information publicly available. As a result, we are providing summary financial information with respect to those tenants as we believe such summary financial information to be more relevant and useful than audited financial information provided pursuant to SEC Rule 3-14. Such summary financial information with respect to those tenants is included in Exhibit 99.2 to this Form 8-K/A. The remaining five properties of the National Office and Industrial Portfolio (the “National Office and Industrial Portfolio Audit Properties”) are either not leased to a single tenant whereby that tenant is responsible for all the operating costs of the property or that tenant is not a public registrant with the SEC. As a result, we are providing audited statements of revenues and certain expenses for the National Office and Industrial Portfolio Audit Properties for the year ended December 31, 2009 and unaudited statements of revenues and certain expenses for the six months ended June 30, 2010, pursuant to SEC Rule 3-14. Such audited and unaudited statements of revenues and certain expenses are included in Exhibit 99.1 to this Form 8-K/A. Since the National Office and Industrial Portfolio was acquired from an independent third party, only audited statements for the year ended December 31, 2009 are required. Except as disclosed in the notes to the financial statements, we are not aware of any material factors relating to the acquisition of the National Office and Industrial Portfolio that would cause the reported financial information not to be indicative of future operating results.

(d) Exhibits:

Exhibit Number	Description

99.1	Financial Statements of the National Office and Industrial Portfolio Audit Properties:

Report of Independent Registered Public Accounting Firm

Statement of Revenues and Certain Expenses for the Six Months ended June 30, 2010 (unaudited) and Year Ended December 31, 2009

99.2	Certain Acquired Properties Subject to a Net Lease with a Single Tenant

99.3	Unaudited Pro Forma Financial Information:

Pro Forma Information (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2009 (Unaudited)

Notes to Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2010 (Unaudited)

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009 (Unaudited)

Notes to Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

99.4	Consent of Ehrhardt Keefe Steiner & Hottman PC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
September 8, 2010

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott Chief Financial Officer